--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                            ------------------------------
                               SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

              Filed by the Registrant  /X/
              Filed by a party other than the Registrant / /

              Check the appropriate box:
              / /  Preliminary Proxy Statement
              / /  Confidential, for Use of the Commission Only
                   (as permitted by Rule 14a-6(c)(2))
              /X/  Definitive Proxy Statement
              / /  Definitive Additional Materials
              / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
                   Section 240.14a-12


                                  UTILX CORPORATION
               --------------------------------------------------------
                   (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
    /X/  No fee required
    / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

                              CALCULATION OF FILING FEE

-------------------------------------------------------------------------------------------------------------------
                                                 Per unit price or other
                                                   underlying value of          Proposed
Title of each class of  Aggregate number of       transaction computed           maximum
 securities to which    securities to which       pursuant to Exchange      aggregate value of
 transaction applies:   transaction applies:         Act Rule 0-11:            transaction:        Total Fee Paid:
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------


/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                     Filing Party:
                       --------------------              ---------------------

Form, Schedule or
Registration Statement No.:                 Date Filed:
                           ----------------            -----------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       UTILX-Registered Trademark- CORPORATION

                               22404-66TH AVENUE SOUTH
                                   P. O. BOX 97009
                             KENT, WASHINGTON  98064-9709



                                                           June 27, 1997



Dear Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of UTILX Corporation at 3:00 p.m., Pacific Daylight Time, on Thursday, July 24, 1997, at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th, Kent, Washington 98032.

    The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

    Whether or not you plan to attend the meeting, we hope you will have your stock represented by signing, dating and returning the enclosed Proxy Card in the enclosed envelope AS SOON AS POSSIBLE. Your stock will be voted in accordance with the instructions you have given in your Proxy.

                                       Sincerely,



                                       William M. Weisfield
                                       CHAIRMAN OF THE BOARD


--------------------------------------------------------------------------------
                                      IMPORTANT

    A Proxy Statement and Proxy Card are submitted herewith. All stockholders are urged to complete and mail the enclosed Proxy Card promptly. The enclosed envelope for return of proxy requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed Proxy Card is revoked.

--------------------------------------------------------------------------------



                      IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

                       UTILX-Registered Trademark- CORPORATION

                               22404-66TH AVENUE SOUTH
                                   P. O. BOX 97009
                             KENT, WASHINGTON  98064-9709

                            -----------------------------

                    NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                    JULY 24, 1997

                            -----------------------------

To the Stockholders:

    The 1997 Annual Meeting of Stockholders of UTILX Corporation will be held at 3:00 p.m., Pacific Daylight Time, on Thursday, July 24, 1997, at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th, Kent, Washington 98032, for the following purposes:

    I. To elect two (2) directors to hold office until their successors are elected and qualified (pages 1 - 2 of enclosed Proxy Statement);

    II. To approve, consider and vote upon a proposal to amend the 1994 Option and Restricted Stock Plan (pages 6 - 10 of enclosed Proxy Statement);

    III. To ratify and approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for fiscal year 1998 (page 10 of enclosed Proxy Statement);

    IV. To transact such other business as may properly come before the meeting.

    The nominees for directors are set forth in the enclosed Proxy Statement.

    May 30, 1997 has been fixed as the record date for the 1997 Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

    ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                       By Order of the Board of Directors


                                       Thomas L. Markl
                                       SENIOR VICE PRESIDENT AND SECRETARY
Kent, Washington
June 27, 1997

                     THE 1997 ANNUAL REPORT OF UTILX CORPORATION
                          ACCOMPANIES THIS PROXY STATEMENT.

                       UTILX-Registered Trademark- CORPORATION

                       ---------------------------------------

                                   PROXY STATEMENT

                       ---------------------------------------


GENERAL

    The enclosed Proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of UTILX Corporation ("UTILX" or the "Company") for use at the 1997 Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Daylight Time, on Thursday, July 24, 1997, at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th, Kent, Washington 98032, and at any adjournment or adjournments thereof. Only stockholders of record of common stock of UTILX Corporation, par value $0.01 per share (the "Common Stock"), at the close of business on May 30, 1997, will be entitled to vote at the 1997 Annual Meeting of Stockholders. On that date, the Company had outstanding 7,184,631 shares of Common Stock.

    The address of the Company's principal executive offices is 22404 - 66th Avenue South, Kent, Washington 98032-4801 and the mailing address is P.O. Box 97009, Kent, Washington 98064-9709. This Proxy Statement and the accompanying Proxy Card are being mailed to the stockholders of the Company on or about June 27, 1997.

VOTING

    Each share of Common Stock outstanding on the record date of May 30, 1997, is entitled to one vote per share at the 1997 Annual Meeting of Stockholders. Under Delaware law and the Company's Certificate of Incorporation, if a quorum is present at the meeting the nominees for election as directors must be elected by a plurality vote. In the election of directors, shares that are not voted for the election of directors will not count in determining the total number of votes for each nominee. Abstention from voting on the proposal to amend the 1994 Plan will have the practical effect of voting against the proposal since it is one less vote for approval. Broker nonvotes will have no impact on such proposal since they are not considered "shares present and entitled to vote" for voting purposes, other than to reduce the number of votes "FOR" necessary to approve the proposal.

    SHARES FOR WHICH PROXIES ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED
AT THE MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON, AND IN THE ABSENCE OF DIRECTIONS TO THE CONTRARY, SUCH SHARES WILL BE VOTED (i) "FOR" THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED IN THE FOLLOWING PAGES, PROVIDED THAT IF SUCH NOMINEES SHOULD BECOME UNAVAILABLE FOR ELECTION FOR ANY REASON, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF A SUBSTITUTE NOMINEE AS THE BOARD OF DIRECTORS MAY PROPOSE; (ii) "FOR" THE AMENDMENT OF THE 1994 OPTION AND RESTRICTED STOCK PLAN; AND (iii) "FOR" THE RATIFICATION AND APPROVAL OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS FOR FISCAL YEAR 1998.

REVOCATION

    Any stockholder giving a Proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the meeting and electing to vote in person.


                           I.  PROPOSAL TO ELECT DIRECTORS

BOARD OF DIRECTORS

    The Company's Board of Directors currently consists of seven directors who, in accordance with the Company's By-laws, are divided into three classes. The provision is designed to ensure that approximately one-third of the Board is eligible for reelection in any given year. At the 1997 Annual Meeting of Stockholders, two directors will be elected to serve for a term of three years, expiring in 2000. The remaining five directors are divided into two classes of three and two directors each, respectively, whose terms expire in 1998 and 1999, respectively. The directors elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-laws of the Company. The names of the nominees and continuing members of the Board of Directors are listed on pages 2 through 3. Shares represented by a properly executed Proxy in the form of the accompanying Proxy Card will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the Proxy in the event that any person other than the nominees listed below is to be voted upon at the meeting due to the unavailability of the nominees so listed.

    All persons named below are directors of the Company at the present time. No family relationships exist between any nominees, directors or executive officers of the Company.

BOARD RECOMMENDED NOMINEES

    The names of the nominees for the Board of Directors, together with certain information regarding them, are as follows:

    JOHN W. ELLIS (age 68) has been a director of the Company since August
1988. Mr. Ellis' term as a director expires in 1997. He is also Chief Executive Officer of the Baseball Club of Seattle. Since 1969, he has been a director of Puget Sound Energy, Inc. (formerly Puget Power & Light Company), a diversified gas and electric utility, where he was President from 1976 to 1987, and Chief Executive Officer from 1976 until his retirement in 1993. Mr. Ellis is also a director of Washington Mutual Savings Bank, a banking company, SAFECO Corporation, an insurance company, and Associated Electric & Gas Insurance Services Limited, an insurance company, and serves as a Regent of Washington State University and a Trustee of Seattle University. He is past Chairman of the Edison Electric Institute and of the Electric Power Research Institute.

    ROBERT E. RUNICE (age 67) has been a director of the Company since November 1988. Mr. Runice's term as a director expires in 1997. Mr. Runice is a private investor and business consultant. From 1983 until his retirement in 1991, Mr. Runice had been Vice President of U S WEST Inc., a diversified telecommunications company, and President of its Commercial Development Division. He has over 40 years of experience in the telephone industry, having served in various operations, marketing and corporate assignments with AT&T and Northwestern Bell prior to his association with U S WEST Inc. Mr. Runice is also a director of The Bombay Company, Inc., a specialty retail company, and Tandy Brands Accessories, Inc., a manufacturer of men's, women's and boys' accessories.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR THE BOARD OF DIRECTORS.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

    The names of the continuing members of the Board of Directors, together with certain information regarding them, are as follows:

    STANLEY J. BRIGHT (age 57) has been a director of the Company since January 1995. Mr. Bright's term as a director expires in 1999. Mr. Bright has been President and CEO of MidAmerican Energy Company, an electric and gas utility company formed in the July 1, 1995 merger of Iowa-Illinois Gas and Electric Company and Midwest Resources, Inc., since July 1, 1996. He assumed the additional duties of Chairman of the Company on June 1, 1997. From July 1, 1995 to July 1, 1996, Mr. Bright served as President and President, Office of the CEO, of MidAmerican. Prior to the merger, he was Chairman, President and CEO of Iowa-Illinois Gas and Electric Company. Prior to becoming Chairman of the Board and Chief Executive Officer of Iowa-Illinois Gas and Electric Company in May 1991, Mr. Bright served as its President and Chief Operating Officer from April 1990 to April 1991 and Vice President-Finance and Chief Financial Officer from September 1986 to March 1990. His prior work experience includes a number of accounting, finance and treasury positions in utility-related businesses, including serving as Senior Vice President of Potomac Electric Power Company and as President and director of

Potomac Capital Investment Corporation, a wholly owned, nonregulated subsidiary of Potomac Electric Power Company. Mr. Bright is also a director of Synergics, Inc., Utech Venture Capital Corporation, Genesis Health System, Des Moines Development Corporation, Norwest Bank Iowa, N.A., St. Ambrose University in Davenport, Iowa, the Iowa College Foundation and the Iowa Business Council, and is a member of the Board of Visitors of the College of Business Administration of the University of Iowa. Mr. Bright is also a director of the Association of Edison Illuminating Companies, the Electric Power Research Institute, Inc., the Edison Electric Institute, the Illinois Energy Association, the Iowa Utility Association and the North Central Electric Association.

    CRAIG E. DAVIES (age 54) has been a director of the Company and President and Chief Executive Officer since April 1994. Mr. Davies' term as a director expires in 1998. From May 1993 to April 1994, he was employed by Sithe Energies, a developer, owner and operator of independent electric power generating facilities, most recently as Vice President and Chief Operating Officer. From August 1985 to May 1993, he was President and Chief Executive Officer of North American Energy Services Company, a utility services company, and from April 1987 to November 1992, he served as Chairman of the Board. For the prior 16 years, he held a succession of management and executive positions with Westinghouse Electric Corporation, a diversified, technology-based company.

    JOHN D. DURBIN (age 62) has been a director of the Company since April
1997. Mr. Durbin's term as a director expires in 1998. Mr. Durbin has been a Principal of Olympic Capital Partners, an investment banking firm, since 1996 and is a general Partner of John Durbin & Associates, a 25 year old firm which owns and manages commercial and agricultural real estate. Previously, he was Chairman, President and CEO of Bellevue based Hostar International, which he co-founded in 1988. Mr. Durbin also owned and operated a group of four companies involved in the sale and servicing of heavy duty trucks and equipment, and served as Chairman, President and CEO of Cummins Northwest Diesel, Inc. until its sale to Cummins Engine Company in 1982. In addition, he is a board member of several Northwest companies, including Puget Sound Energy, Inc., Fluke Corporation and ConnexT, Inc. and is a member of the Advisory Board of Barclay Dean Interiors, Inc. and Glant Pacific Companies. Mr. Durbin's community service includes being a member of the Board of Trustees of Seattle University and a board member of Children's Hospital Foundation, Junior Achievement of Greater Seattle and the Medic One Foundation. He is past Chairman of United Way of King County and past President of the Seattle Rotary Club.

    FRANK W. GRIFFITH (age 75) has been a director of the Company since October 1989. Mr. Griffith's term as a director expires in 1998. He was a director of Midwest Resources Inc., an electric and gas utility holding company until 1991 and was Chairman Emeritus and a director of Midwest Energy Company prior to its merger in 1990 into Midwest Resources, Inc. Prior to his retirement from Midwest Resources Inc., he was Chairman from 1969 to 1986 and President from 1966 to 1985. Mr. Griffith also serves as a Trustee of Iowa National Heritage Foundation and is a former Chairman of the Edison Electric Institute and a former director of the Electric Power Research Institute.

    WILLIAM M. WEISFIELD (age 55) has been a director of the Company since January 1995, and Chairman of the Board since January 1996. Mr. Weisfield's term as a director expires in 1999. Mr. Weisfield has been Chief Operating Officer of Northern Capital Corporation, a privately held investment company specializing in development of Pacific Northwest real estate and other investments, since January 1, 1994. Mr. Weisfield previously served as Chief Operating Officer for Robbins Company, an underground tunnel boring manufacturing company from November 1992 to December 1993, and as President and CEO of Cornerstone Columbia Development Company, a real estate joint venture between Weyerhaeuser and Portland General Electric, from April 1987 to November 1992. Previous positions include President and CEO of the following companies:
Northwest Building Company, a real estate company; Brittsport Ltd., a clothing manufacturer; Quorum Corporation, a restaurant holding company; and Weisfield's Jewelers, an 85-store retail jewelry chain. Mr. Weisfield also acts as a director of Lindal Cedar Homes, Inc. and serves as a Regent of Seattle University.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Organization Committee. All committees are responsible to the full Board of Directors and their activities are therefore subject to approval of the Board of Directors.
As provided in the Company's By-laws, each committee is appointed annually by the Board of Directors and consists of not less than three directors, at least a majority of whom must be independent and not members of management. The functions performed by these Committees are summarized as follows:

    AUDIT COMMITTEE. The Audit Committee reviews and makes recommendations regarding the selection of outside auditors, the scope and results of the annual audit, internal controls, procedures and the adequacy of staff for the safeguard of the Company's assets, related-party transactions, potential conflicts of interest and compliance with corporate policies including the Company's Code of Ethical Conduct. The members of the Audit Committee are Frank W. Griffith (Chairman), Robert E. Runice, John D. Durbin and William M. Weisfield. The Audit Committee met six times during fiscal year 1997.

    COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations regarding compensation, including salaries and other incentives, of directors, officers and other executives of the Company. Those members of the Compensation Committee who are "nonemployee directors" within the meaning of the rules adopted under Section 16 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, also act as plan administrator of the Company's stock option plans. The members of the Compensation Committee are Robert E. Runice (Chairman), John W. Ellis, John D. Durbin and Frank W. Griffith. The Compensation Committee met three times during fiscal year 1997.

    NOMINATING AND ORGANIZATION COMMITTEE. The Nominating and Organization Committee reviews and makes recommendations regarding the size and composition of the Board of Directors, nominees for directors, election of officers and the organization of the Company. The Nominating and Organization Committee also considers nominees for directors recommended by any stockholder of the Company. Any stockholder desiring to do so must mail a written recommendation and any comments to the Chairman of the Nominating and Organization Committee addressed in care of the Secretary of the Company at the Company's corporate offices at P.O. Box 97009, Kent, Washington 98064-9709. The members of the Nominating and Organization Committee are John W. Ellis (Chairman), Stanley J. Bright and Robert E. Runice. The Nominating and Organization Committee met three times during fiscal year 1997.

FISCAL YEAR 1997 DIRECTOR MEETING ATTENDANCE

    During fiscal year 1997, there were seven meetings of the Board of Directors. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the Committees of the Board of Directors on which each such director served.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any fees for their services as directors. Directors of the Company who are not employees are paid a quarterly retainer of $1,500 and committee chairpersons are paid an additional quarterly retainer of $500. Nonemployee directors are also paid $500 for each Board of Directors meeting and $400 for each committee meeting attended in person and one-half of those amounts for participation in telephonically conducted meetings, plus reimbursement of expenses incurred in attending such meetings. The Chairman, also a nonemployee director, receives a yearly retainer of $35,000 for his services as Chairman. For extraordinary services beyond those incidental to service on the Board and its committees, nonemployee directors receive fees for work on matters specially requested by the Board at a rate of $125 per hour with a daily minimum of $500 and a daily maximum of $1,000.

    The Company has also adopted the 1987 Restated Stock Option Plan for Nonemployee Directors (the "1987 Director Plan"), which provides for the grant of options to acquire up to an aggregate 300,000 shares of Common Stock to nonemployee directors. Pursuant to the 1987 Director Plan, each nonemployee director receives an option to purchase 10,000 shares of Common Stock upon initial appointment to the Board, which options vest 40% one year after the date of grant and 20% each year thereafter. Each nonemployee director then automatically receives annually an option to purchase 5,000 shares of Common Stock, concurrently with each year's Annual Meeting of Stockholders. Such options vest upon the date of grant. All grants under the 1987 Director Plan are made at an exercise price equal to the fair market value of the Common Stock on the date of grant. The purpose of the 1987 Director Plan is to help the Company attract and retain qualified nonemployee directors.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

    The following table sets forth as of May 30, 1997 (unless otherwise noted below) information regarding the beneficial ownership of the Common Stock by each stockholder who, to the Company's knowledge, owned more than 5% of the outstanding Common Stock, by each of the directors, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated below.

                                                                    BENEFICIAL OWNERSHIP
                                         -------------------------------------------------------------------------

                                                                  OPTIONS AND OTHER
                                         OUTSTANDING SHARES      RIGHTS EXERCISABLE
                                          OF COMMON STOCK          WITHIN 60 DAYS                       PERCENT OF
        BENEFICIAL OWNER                 BENEFICIALLY OWNED        OF MAY 30, 1997           TOTAL       CLASS(1)
        ----------------                 ------------------        ---------------           -----       --------
Dimensional Fund Advisors Inc.(2)              493,600                     0                493,600         6.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Kennedy Capital Management, Inc.               384,795                     0                384,795         5.4%
Suite 181
425 North New Ballas Road
St. Louis, MO  63141-6821

UVCC Fund I                                    435,293                     0                435,293         6.1%
Suite 1040
6110 Executive Boulevard
Rockville, MD  20852

Craig E. Davies                                115,500                36,400(3)             151,900         2.1%
Stanley J. Bright                                    0                21,000(4)              21,000          *
John D. Durbin                                       0                 5,000(4)               5,000          *
John W. Ellis                                        0                55,000(4)              55,000          *
Frank W. Griffith                                2,000                50,000(4)              52,000          *
Robert E. Runice                                 4,000                40,000(4)              44,000          *
William M. Weisfield                             5,000                21,000(4)              26,000          *
Charlie Hutchinson                                   0                 8,000(5)               8,000          *
Thomas L. Markl                                 38,289                21,080(6)              59,369          *
Larry D. Pihl                                    5,000                15,200(5)              20,200          *
Scott E. Reynolds                                2,594                11,000(5)              13,594          *

All directors and executive                    176,957               304,980                481,937         6.4%
  officers, as a group (13 persons)


NOTES TO BENEFICIAL OWNERSHIP TABLE:

    *Less than 1% of the outstanding Common Stock

    (1)In calculating the percentage ownership of any stockholder holding options or other rights exercisable within 60 days of May 30, 1997, it is assumed that such options or rights were exercised.

    (2)Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 493,600 shares of the Company's common stock as of March 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

    (3)Consists of options to purchase 15,000 shares of Common Stock granted under the Company's 1984 Restated Stock Option Plan (the "1984 Plan") and options to purchase 21,400 shares of Common Stock granted under the Company's 1994 Option and Restricted Stock Plan (the "1994 Plan").

    (4)Consists of options to purchase shares of Common Stock granted under the 1987 Director Plan and includes options to purchase 5,000 shares of Common Stock that will automatically be granted on July 24, 1997. See "Director Compensation."

    (5)Consists of options to purchase shares of Common Stock granted under the 1994 Plan.

    (6)Consists of options to purchase 6,000 shares of Common Stock granted under the 1984 Plan and options to purchase 15,080 shares of Common Stock granted under the 1994 Plan.


      II. PROPOSAL TO APPROVE AMENDMENT OF 1994 OPTION AND RESTRICTED STOCK PLAN

    At the 1997 Annual Meeting of Stockholders, the Company's stockholders will be asked to approve an amendment to the 1994 Plan, the Company's long-term incentive compensation plan for officers and employees. The 1994 Plan combines the features of a stock option and restricted stock plan and is designed to provide a competitive and balanced incentive and reward program for participants and to provide participants with a strong incentive to maximize shareholder value. The proposed amendment to the 1994 Plan would increase the number of available shares to permit greater flexibility and to broaden the number of employees able to participate under the Plan. The proposal provides that effective April 1, 1997 and on April 1 of each year thereafter until April 1, 2001, the number of shares of Common Stock that would be available for issuance under the 1994 Plan will be increased by an amount of 3.4% of the outstanding common shares on that date. Any unused portion of the available shares in any fiscal year, including those previously available as of April 1, 1997, will be carried forward and available for options and stock grants in succeeding fiscal years. The maximum number of incentive stock options issuable under the 1994 Plan after May 30, 1997 would be 900,000. The amendment limits the issuance of restricted shares to 50,000 in any one fiscal year. The Board of Directors approved the proposed amendment to the 1994 Plan on June 17, 1997, subject to stockholder approval.

    The 1994 Plan originally provided for the issuance of a maximum number of 600,000 shares under either options or restricted stock grants. As of May 30, 1997, there were 63,284 outstanding shares available under the 1994 Plan. The Board of Directors is committed to offering a competitive compensation package to existing and future executive officers and employees, and desires the flexibility to offer said employees stock awards in lieu of cash compensation and also to broaden the number of employees who can participate in the 1994 Plan. The Board of Directors believes that the number of shares available under the 1994 Plan needs to be increased to provide the added flexibility to help maintain the Company's competitiveness.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1994 OPTION AND RESTRICTED STOCK PLAN.

    THE FOLLOWING IS A SUMMARY OF THE 1994 PLAN, AS PROPOSED TO BE AMENDED, AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE 1994 PLAN, WHICH IS INCLUDED AS PART OF THIS PROXY STATEMENT AS APPENDIX A.

ADMINISTRATION OF THE 1994 PLAN

    The 1994 Plan will be administered by a committee, consisting of selected members of the Board of Directors, that has been designated to act as plan administrator of the 1994 Plan by the Board. The committee currently consists of the Compensation Committee of the Board of Directors, all of whom are "nonemployee directors" within the meaning of the rules adopted under Section 16 of the Securities and Exchange Act of 1934 and "outside directors" within the meaning of the regulation adopted under Section 162(m) of the Internal Revenue Code. See "Committees of the Board of Directors--COMPENSATION COMMITTEE." Subject to the express provisions and limitations stated in the 1994 Plan, the Committee has the discretion to decide when and to whom to grant options and restricted stock and to establish the terms and conditions relating to such awards. The Committee has full authority to construe and interpret the 1994 Plan, to establish, amend and rescind rules and regulations relating to the 1994 Plan, to grant options and restricted stock, to administer the 1994 Plan and to take all such steps and make all such determinations in connection with the 1994 Plan and the awards granted thereunder as it may deem necessary or advisable, which determinations are final and binding upon participants in the 1994 Plan.

ELIGIBILITY

    To be eligible for selection by the Committee to receive a grant of an option or restricted stock under the 1994 Plan, an individual must be an officer or an employee of the Company (or a related corporation of the Company as defined in the 1994 Plan) as of the date of such grant. Nonemployee directors are not eligible to receive awards or grants under the 1994 Plan. As of May 30, 1997, approximately 752 persons were eligible to participate in the 1994 Plan.

SHARES AVAILABLE FOR THE 1994 PLAN

    The 1994 Plan presently provides that the maximum number of shares for which options and restricted stock may at any time be granted is 600,000 shares of Common Stock. As of May 30, 1997, 63,284 shares of Common Stock were available for issuance. The 1994 Plan as proposed to be amended provides that effective April 1, 1997 and on April 1 of each year thereafter until April 1, 2001, the number of shares of Common Stock that would be available for issuance under the 1994 Plan will be increased by an amount of 3.4% of the outstanding common shares on that date. Any unused portion of the available shares in any fiscal year, including those previously available as of April 1, 1997, will be carried forward and available for grants and options in succeeding fiscal years. The maximum number of incentive stock options issuable under the 1994 Plan after May 30, 1997 is 900,000. The issuance of restricted shares would be limited to 50,000 is any one fiscal year. The closing price of the Common Stock on May 30, 1997, as reported by The Nasdaq Stock Market, was $4-3/8.

    In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure of shares of the Company or similar event, the Committee may make appropriate adjustments in the number of shares and the exercise price with respect to previously granted options, the maximum number of shares as to which options may be granted, and the aggregate number and class of shares available under the 1994 Plan.

OPTIONS

    GRANT OF OPTIONS. Options may be granted to eligible persons in such number and at such times during the term of the 1994 Plan as the Committee determines, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant. An option granted under the 1994 Plan may be either an incentive stock option (an

"ISO"), which is intended to meet the requirements defined in Section 422 of the Code, or a nonqualified stock option (an "NSO"). In any one fiscal year, no individual may receive option grants under the 1994 Plan representing more than 100,000 shares of Common Stock.

    TERMS AND CONDITIONS OF OPTIONS. The price per share of Common Stock at which each option is exercisable (the "exercise price") is determined by the Committee at the time of the grant, but may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Options are exercisable at such time and under such conditions as are set forth in the option grant, but in no event may an option be exercisable more than 10 years from the date of grant. In general, an optionee may not exercise an option until completion of one year of continuous employment with the Company from the date on which the option is granted, or such other period as the Committee may determine.

RESTRICTED STOCK

    Restricted stock may be granted to eligible persons in such number and at such times during the term of the 1994 Plan as the Committee determines, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant. Under the proposed amendment, the issuance of restricted shares is limited to 50,000 in any one fiscal year. Participants who receive restricted stock have all the rights of stockholders with respect to such shares, including the right to vote the shares and receive all dividends or other distributions made or paid with respect to such shares. During a period of years following the date of grant, as determined by the Committee (the "Restriction Period"), which in no event will be less than one year (except for 35,000 shares granted on April 20, 1994), the restricted stock is forfeited if the participant terminates the relationship with the Company for any reason (other than death, retirement or a change of control) before the expiration of the Restriction Period or if the participant attempts to sell, exchange, transfer, pledge or otherwise dispose of such restricted stock; provided, however, that the Committee may waive or modify such restrictions.

TERM OF THE 1994 PLAN

    Within the limitations described in the 1994 Plan, grants under the 1994 Plan may be made from time to time until April 21, 2004. Grants made under the 1994 Plan may extend beyond that date and the terms and conditions of the 1994 Plan will continue to apply to such grants and to shares of Common Stock acquired upon exercise thereof.

CHANGE OF CONTROL

    Under the 1994 Plan, upon a Change of Control, each outstanding option will automatically become exercisable in full for the total remaining number of shares covered thereby. In addition, during the 90-day period following a Change of Control an optionee may choose to receive cash equal to the difference between the exercise price of the option and the fair market value of a share of Common Stock in lieu of exercising the option and paying the option price.
Also, all restrictions on shares of restricted stock will lapse upon a Change of Control. A Change of Control is defined in the 1994 Plan as: (i) a change in the Board of Directors such that a majority of the seats on the Board are occupied by individuals who were neither nominated by a majority of the Incumbent Directors of the Company then in office nor appointed by directors so nominated; (ii) the acquisition by any person (other than the Company or a Company employee benefit plan) of, in the case of transactions not approved by a majority of the Incumbent Directors, 20% or more of the combined general voting power of the Common Stock and any other voting securities of the Company and, in the case of other transactions, 33% or more of such combined voting power; or
(iii) the approval by the stockholders of the Company of a Business Combination, other than a Business Combination in which all or substantially all the stockholders of the Company receive or hold 60% or more of the stock of the corporation resulting from the Business Combination in substantially the same proportions as their ownership before the Business Combination, no holder has more than 33% of the combined voting power of the capital stock of the resulting corporation and at least a majority of the board of directors of the resulting corporation are Incumbent Directors or were approved by a majority of the Incumbent Directors.

AMENDMENTS TO THE 1994 PLAN

    Except as described below, the Committee may from time to time amend the 1994 Plan as it deems proper and in the best interests of the Company without further approval of the stockholders. Certain features of the 1994 Plan may not be amended without the approval of the Company's stockholders to the extent such approval is required for compliance with Section 422 of the Code with respect to ISOs. Such amendments would include (a) materially increasing the maximum number of shares of Common Stock that may be issued under the 1994 Plan, or
(b) materially modifying the requirements as to eligibility for participation in the 1994 Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of participation in option grants under the 1994 Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in the law. This discussion does not address state, local or foreign consequences.

    ISOS. An optionee will not recognize any income upon either grant or exercise of an ISO, although the exercise may subject the optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time of exercise over the purchase price of the shares is included in income for purposes of alternate minimum tax. The treatment of any gain realized upon sale or other disposition of Common Stock received upon exercise of an ISO will depend on the holding period. If the optionee does not dispose of the shares received within either one year after exercise of the ISO or two years after grant, any gain realized upon disposition will be characterized as long-term capital gain. If the optionee disposes of the shares within either one year after exercise of the ISO or two years after grant, such disposition will be a "disqualifying disposition." In the case of a disqualifying disposition, the portion of the gain realized on disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be ordinary income taxable as compensation in the year of disposition. The balance, if any, of the gain will be capital gain.

    If the optionee sells the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the ISO was exercised, the optionee's ordinary income will be limited to the excess of the amount realized upon the disposition over the adjusted basis in the shares. The Company is entitled to a deduction with respect to an ISO only in the taxable year of the Company in which a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

    NSOS. An optionee will not recognize any income upon either grant or vesting of an NSO. Upon exercise of an NSO, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the then fair market value of the shares acquired.

    In general, upon a subsequent disposition of the shares, the optionee's basis for determining taxable gain or loss would be the amount paid for such shares plus the amount that was includable in the optionee's income at the time of exercise. Any gain recognized on such disposition would generally be taxed as long-term or short-term capital gain depending on the length of time the optionee is deemed to have held these shares and the holding period in effect at the time. The Company will be entitled to a deduction for federal income tax purposes upon exercise of an NSO in an amount equal to the ordinary income recognized by the optionee, provided that the deduction is not otherwise disallowed under the Code.

    CAP ON COMPANY DEDUCTIONS FOR CERTAIN COMPENSATION. As discussed above, under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the Company or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility.

Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive during a specified period is stated, and stockholder and Board approval is obtained. The option portion of the 1994 Plan has been drafted to comply with these performance-based criteria.



             III.  PROPOSAL TO RATIFY AND APPROVE APPOINTMENT OF AUDITORS

    Unless instructed to the contrary, it is intended that votes be cast pursuant to the accompanying Proxy for the ratification and approval of the appointment of Coopers & Lybrand L.L.P. by the Board of Directors at its regular meeting held on April 17, 1997 as the Company's auditors for fiscal year 1998. Coopers & Lybrand L.L.P. has audited the Company's consolidated financial statements since 1986. Representatives of Coopers & Lybrand L.L.P. are expected to attend the meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS AUDITORS FOR THE COMPANY FOR FISCAL YEAR 1998.

    In the event this ratification and approval of the appointment of auditors is not made by a majority of the shares entitled to vote thereon, the selection of other auditors will be considered by the Board of Directors.


                                  IV.  OTHER MATTERS

    The Company knows of no other matters that are likely to be brought before the meeting. If, however, other matters not now known or determined come before the meeting, the persons named in the enclosed Proxy Card or their substitutes will vote such Proxy in accordance with their judgment in such matters.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to the Company's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonuses exceeded $100,000 (the "named executive officers") for services rendered in fiscal year 1997 and the two prior fiscal years:

                              SUMMARY COMPENSATION TABLE

                                                      ANNUAL                         LONG-TERM
                                                   COMPENSATION                     COMPENSATION
                                                ---------------------    ------------------------------------

NAME AND                                                               RESTRICTED STOCK   SECURITIES UNDERLYING       ALL OTHER
PRINCIPAL POSITION                     YEAR(1)  SALARY ($)  BONUS ($)     AWARDS ($)        OPTIONS AWARDED (#)     COMPENSATION ($)
------------------                     -------  ----------  ---------     ----------        -------------------     ----------------
Craig E. Davies                        1997     $205,398    $37,900        $     0                  57,000          $  6,988(3)
   President and                       1996     $200,000    $     0        $     0                  25,000          $  3,557(3)
   Chief  Executive Officer            1995     $200,000    $     0        $61,725(2)               25,000          $      0

Thomas L. Markl(4)                     1997     $116,553    $15,000        $     0                  50,000          $  3,720(5)
   Senior Vice President and           1996     $110,000    $     0        $     0                  12,700          $  3,127(5)
   Corporate Secretary                 1995     $ 90,545    $     0        $24,690(2)               10,000          $      0

Larry  D. Pihl(6)                      1997     $ 99,814    $ 7,400        $     0                  40,000          $  3,036(7)
   Vice President/CFO                  1996     $ 87,877    $     0        $     0                  10,500          $  1,630(7)
   Controller and Treasurer            1995     $ 55,391    $     0        $12,345(2)                5,000          $     12(7)



                                                      ANNUAL                         LONG-TERM
                                                   COMPENSATION                     COMPENSATION
                                                ---------------------    ------------------------------------

NAME AND                                                               RESTRICTED STOCK   SECURITIES UNDERLYING       ALL OTHER
PRINCIPAL POSITION                     YEAR(1)  SALARY ($)  BONUS ($)      AWARDS ($)        OPTIONS AWARDED (#)    COMPENSATION ($)
------------------                     -------  ----------  ---------     ----------        -------------------    ----------------
 Charlie Hutchinson(8)                 1997      $75,587    $30,235        $     0                  40,000          $    28(9)
   Vice President/                     1996      $58,826    $ 2,404        $     0                     -            $     7(9)
   Southeast Region                    1995      $38,600    $   968        $     0                     -            $     0

 Scott Reynolds(10)                    1997      $79,742    $22,771        $     0                  40,000          $ 2,450(11)
   Vice President/                     1996      $73,834    $ 3,000        $     0                     -            $ 2,279(11)
   Western Region
                                       1995      $51,238    $     0        $12,345(2)                5,000          $37,890(12)


______________________
   (1)   The Company's fiscal year ended March 31 of the year indicated.

   (2) Restricted stock is valued at the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant. During the restricted period, shares are forfeited upon termination of employment, except for termination due to death or retirement. The restrictions lapse with respect to the shares granted, one-third at a time, on April 1, 1995, 1996 and 1997 for Mr. Davies, on June 1, 1995, 1996 and 1997 for Mr. Markl, on July 1, 1995, 1996 and 1997 for Mr. Pihl, and on July 18, 1995, 1996 and 1997 for Mr. Reynolds, subject to acceleration in the event of a Change of Control. See "Change of Control" as defined on page 8. On March 31, 1997, Messrs. Davies, Markl, Pihl and Reynolds held 5,000, 2,000, 1,000 and 1,000 shares, respectively, of restricted Common Stock, with market values, based on the closing price of the Common Stock as reported on the Nasdaq National Market on March 31, 1997, of $21,875, $8,750, $4,375 and
         $4,375, respectively. Dividends are payable on restricted stock at the same rate payable to all stockholders.

   (3) Consists of $6,124 for Company matching contributions to qualified and nonqualified benefit plans ("Company matching contributions") and $864 for taxable life insurance benefits ("insurance benefits") for 1997 and $2,693 and $864, respectively, for 1996.

   (4)   Mr. Markl became an executive officer of the Company on June 1, 1994.

   (5) Consists of $3,497 for Company matching contributions and $223 for insurance benefits for 1997 and $2,920 and $207, respectively, for 1996.

   (6)   Mr. Pihl became an executive officer of the Company on July 1, 1994.

   (7) Consists of $2,975 for Company matching contributions and $61 for insurance benefits for 1997, $1,592 and $38, respectively, for 1996 and $12 for insurance benefits for 1995.

   (8) Mr. Hutchinson became an executive officer of the Company on January 28, 1997.

   (9)   Consists of insurance benefits.

   (10) Mr. Reynolds joined the Company on July 18, 1994 and became an executive officer on January 29, 1996.

   (11) Consists of $2,393 for Company matching contributions and $57 for insurance benefits for 1997, $2,232 and $47, respectively, for 1996 and $37,871 for reimbursements for relocation and related costs and $19 for insurance benefits for 1995.

The following tables set forth information concerning option grants and exercises during the Company's 1997 fiscal year to or by the named executive officers and the value of the options held by such officers as of March 31, 1997:

                      OPTION GRANTS IN FISCAL YEAR 1997

                              INDIVIDUAL GRANTS
         ------------------------------------------------------------

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                       % OF TOTAL                                               ANNUAL RATES OF
                        NUMBER OF        OPTIONS                                                  STOCK PRICE
                        SECURITIES     GRANTED TO                                                 APPRECIATION
                        UNDERLYING      EMPLOYEES                                              FOR OPTION TERM(2)
                         OPTIONS        IN FISCAL     EXERCISE PRICE      EXPIRATION           -----------------
      NAME               GRANTED        YEAR 1997      PER SHARE(1)         DATE(1)            5%            10%
      ----               -------        ---------      ------------         -------           ----          ----
Craig E. Davies           57,000          17.5%            $2.50            4/20/06         $89,617       $227,108
Thomas L. Markl           50,000          15.4%            $2.50            4/20/06         $78,612       $199,218
Larry D. Pihl             40,000          12.3%            $2.50            4/20/06         $62,889       $159,374
Charlie W. Hutchinson     40,000          12.3%            $2.50            4/20/06         $62,889       $159,374
Scott E. Reynolds         40,000          12.3%            $2.50            4/20/06         $62,889       $159,374

--------------------------
    (1) The exercise price for the options is the fair market value of the Common Stock on the date of grant. Exercise of an option requires payment in cash of the exercise price. The options have a term of 10 years and become exercisable in five equal annual installments beginning one year after the date of grant, subject to acceleration upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. The Compensation Committee also has the authority to accelerate exercisability before the originally designated exercise date(s). The exercise price may be paid by the delivery of already owned shares or a full-recourse promissory note, and tax withholding obligations relating to exercise may be paid by the delivery of already owned shares or by offsetting the underlying shares, subject to certain conditions.

    (2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed appreciation rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

                   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                        AND 1997 FISCAL YEAR-END OPTION VALUES


                          SHARES                  NUMBER OFSECURITIES UNDERLYING       VALUE OF UNEXERCISED
                         ACQUIRED       VALUE              UNEXERCISED                IN-THE-MONEY OPTIONS AT
       NAME             ON EXERCISE    REALIZED    OPTIONS AT MARCH 31, 1997(1)          MARCH 31, 1997(2)
       ----             -----------    --------    ---------------------------           ----------------

                                                   EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                   -----------     -------------    -----------    -------------
Craig E. Davies              0             *           15,000          92,000         $6,250          $131,875
Thomas L. Markl              0             *            6,540          66,160         $3,175          $106,450
Larry D. Pihl                0             *            4,100          51,400         $2,925          $ 86,700
Charlie W. Hutchinson        0             *                0          40,000         $    0          $ 75,000
Scott E. Reynolds            0             *            2,000          43,000         $  500          $ 75,750

   -------------------
         (*)Not applicable

         (1)Consists of options granted under the 1984 Plan and the 1994 Plan.

         (2)Based on a closing price of $4.375 per share on March 31, 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    EMPLOYMENT AGREEMENTS. The Company has entered into term employment agreements with Craig E. Davies, Thomas L. Markl and Larry D. Pihl. All of the agreements establish starting annual base salary and eligibility to participate in Company bonus and stock plans. The agreements obligate the Company to continue employment and compensation of each such executive officer for one year from the effective date of the agreement and for successive one-year periods thereafter unless terminated upon 60 days' notice prior to the anniversary date of the agreement. In addition, if the Company terminates the executive officer's employment during the term of the agreement for reasons other than "cause" or if the executive officer terminates employment for "good reason" or within 180 days of a "change of control" of the Company (as the foregoing terms are defined in the agreements), the Company will be obligated to make certain termination payments to the affected executive officer, including one year's severance pay and continuation of medical benefits for one year, or until full-time employment of the executive officer, which ever comes first.

    The employment agreement with Mr. Davies, effective April 1, 1994, established an initial annual base salary of $200,000. The agreement required the Company to grant Mr. Davies at the commencement of his employment options to purchase 25,000 shares of Common Stock under the 1984 Plan and 15,000 shares of restricted Common Stock under the 1994 Plan.

    The employment agreement with Mr. Markl, effective June 1, 1994, established an initial annual base salary of $105,000. The agreement required the Company to grant Mr. Markl at the commencement of his employment options to purchase 10,000 shares of Common Stock and 6,000 shares of restricted Common Stock under the 1994 Plan.

    The employment agreement with Mr. Pihl, effective July 1, 1994, established an initial annual base salary of $72,000. The agreement required the Company to grant Mr. Pihl at the commencement of his employment options to purchase 5,000 shares of Common Stock under the 1994 Plan and 3,000 shares of restricted Common Stock under the 1994 Plan.

    1994 OPTION AND RESTRICTED STOCK PLAN. The 1994 Plan provides that upon a Change of Control each outstanding option will automatically become exercisable in full for the total remaining number of shares covered by the option. See "Change of Control" as defined on page 8.

    1984 STOCK OPTION PLANS. The 1984 Restated Stock Option Plan and the 1984 Restated Nonqualified Stock Option Plan provide that upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will be fully exercisable. Such options, if not exercised, will then terminate upon consummation of such transactions. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not employees of the Company. Current members of the Committee are Robert E. Runice, Chairman, John W. Ellis, John D. Durbin and Frank W. Griffith. None of the members of the Committee participate in the compensation programs described in this report.

    PHILOSOPHY, PROCEDURES AND GENERAL POLICIES. In determining executive compensation, the Committee and the Board are guided by the following objectives:

  - Attracting, retaining and motivating highly qualified and committed executives.

  - Using the competitive employment marketplace as a guide to assessing and establishing compensation levels.

  - Determining total compensation to a meaningful degree by returns to the Company's stockholders.

  - Exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive, the current economic and business circumstances of the Company, and the prevailing conditions in the relevant employment marketplace.

  - Encouraging executives to obtain and hold an equity stake in the Company.

    The responsibility of the Committee is to review and make recommendations regarding executive compensation to the Board of Directors. The Board of Directors exercises final authority with respect to approval of executive compensation, except with regard to grants under the Company's stock plans for which the Committee has final authority. The Committee and the Board also specifically approve the compensation of individual executives, including any merit or promotional adjustments, and individually review the performance of those executives on at least an annual basis. Base salary increases are based upon the results of such performance reviews and, for executives other than the President and Chief Executive Officer, such increases are also based upon the recommendation of the President and Chief Executive Officer. During fiscal year 1997, the Committee used the services of an independent executive compensation consultant to assist the Committee in evaluating the Company's executive compensation programs and practices and to recommend changes for future years.

    EXECUTIVE COMPENSATION PLAN. Under the Company's fiscal year 1997 Executive Compensation Plan, executive compensation consisted of the following components:

  - annual base salary

  - annual incentive bonus

  - long-term compensation in the form of stock option grants and restricted stock

    In establishing this plan, comparative executive compensation information was collected by the Company using both publicly available sources as well as compensation surveys produced by independent, outside compensation firms. That information included, but was not specifically limited to, the group of companies comprising the peer issuers index in the Stock Performance Graph. See footnote 2 to "Stock Performance Graph" below.

    ANNUAL COMPENSATION -- BASE SALARIES. The Company seeks to establish base salaries of executives at median levels in those employment markets within which the Company competes in order to recruit and retain qualified executive employees. The Company reviews base salaries of each executive periodically, generally on an annual basis, to ensure that the Company remains competitive. Such annual reviews, conducted in conjunction with annual merit reviews, are to provide the basis for assessments of base salary and adjustments.

    The Committee considers recommendations from the President and Chief Executive Officer when making adjustments to executive salaries. The Committee also considers the initial base salaries set forth in the employment agreements of certain executives and such variables as relative responsibility, expertise, past years' compensation and performance, and comparative market data, including median salary data for similar positions within the industry. Salary increases to executive officers were approved by the Committee.

    ANNUAL COMPENSATION -- ANNUAL INCENTIVE BONUSES. During fiscal year 1997, the Committee established a program of annual cash incentives to executives in the form of performance awards. This program is intended to encourage achievement of certain goals developed and specified at the beginning of the fiscal year. A performance award target is established for each participating executive, based on median competitive levels in those employment markets within which the Company competes. Performance awards are to be distributed out of a performance award fund whose size is determined by the success of the management group as a whole in achieving the financial goals of the Company. If Company goals are met, the performance award fund is divided among all participating executives based on their respective performance award targets. Although performance award targets are specified at the beginning of the fiscal year, the relative share of the performance award fund received by a specific executive may be increased or decreased at the time of distribution of performance awards, based upon an assessment by the Board and Committee of the individual's performance.

    In April 1996, the Board and the Committee established performance award targets for executives for fiscal year 1997 ranging from 20% to 50% of earned base salary and established Company performance goals relating to achieving profitability of specific profit centers and the entire Company. Based upon partial achievement of these goals in fiscal 1997, performance awards totaling the sum of $123,006 were authorized by the Board and the Committee in recognition of the executive officers' performance during the year.

    LONG-TERM COMPENSATION -- STOCK PLANS. Long-term incentives are designed to link management reward with the long-term interest of the Company's stockholders. Currently, the Company grants stock options and restricted stock as long-term incentives.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. In April 1994, Craig Davies was elected President and CEO. Pursuant to an employment contract, he receives an annual base salary of $200,000 and a performance-based target bonus of up to 50% of annual base salary. Under certain conditions, a performance-based bonus award can be increased beyond the target amount by the Committee. Mr. Davies was awarded a bonus of $37,900 for fiscal year 1997. Pursuant to his employment agreement, the Company granted Mr. Davies at the commencement of his employment 15,000 shares of restricted Common Stock under the 1994 Plan and options to purchase 25,000 shares of Common Stock under the 1984 Plan. In fiscal year 1997, Mr. Davies was granted the option to purchase an additional 57,000 shares of Common Stock under the 1994 Plan.

    The compensation package for Mr. Davies was determined with the assistance of a compensation consultant and was based upon a number of factors, including market data indicating median salaries and annual bonuses for similar positions in the employment market within which the Company competes. In determining compensation, the Committee considered Mr. Davies' expertise and relevant operational experience as well as his demonstrated achievement in prior positions. The Board and Committee approved an annual salary increase to $235,000 for Mr. Davies in February 1997.

    COMPENSATION COMMITTEE MEMBERS. The foregoing report has been provided by the Compensation Committee of the Board of Directors.

    Robert E. Runice (Chairman)
    John W. Ellis
    John D. Durbin
    Frank W. Griffith

STOCK PERFORMANCE GRAPH

    The graph below compares for each of the last five fiscal years ending
March 31, 1997 the cumulative total return of the Company, The Nasdaq Stock Market index and the SIC 1600 - 1699 index. The cumulative total return of Common Stock assumes $100 invested on March 31, 1992 in UTILX Common Stock and for the comparator indices that all dividends are fully reinvested. The Company has paid no dividend during the period indicated.



                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           UTILX CORPORATION, NASDAQ INDEX,(1) AND SIC 1600 - 1699 INDEX(2)

      -----------------------------------------------------------------------
        3/31/92     3/31/93     3/31/94     3/31/95    3/29/96     3/31/97
      -----------------------------------------------------------------------
      -----------------------------------------------------------------------
         100.00       60.00       81.80       41.80      29.10       63.60
      -----------------------------------------------------------------------
         100.00      115.00      124.10      138.00     187.40      208.50
      -----------------------------------------------------------------------
         100.00       90.40       88.00       86.90     110.90      198.70
      -----------------------------------------------------------------------

--------------------

(1) Broad market index consisting of all United States companies traded on The Nasdaq Stock Market during the period indicated.

(2) Peer issuers index consisting of all United States companies traded on The Nasdaq Stock Market during the period indicated, including the Company, whose Standard Industrial Classification ("SIC") code is within Major Group 16, "Heavy Construction other than Building Construction-Contractors." The Company's SIC code is 1623, "Water, Sewer, Pipeline and Communications and Power Line Construction." The following companies (and their ticker symbols) comprise the group of peer issuers: Guy F. Atkinson Company of California (ATKN); Burnup & Sim, Inc. (BSIM); Cerbco, Inc. (CERB); Devcon International Corporation (DEVC); Enviroq Corporation (EROQ); Global Industries, Limited (GLBL); Granite Construction, Inc. (GCCO); Harding Associates, Inc. (HRDG); Hungarian Teleconstruction Corporation (HTEL); Insituform East, Inc. (INEI); Insituform Mid America, Inc. (INSMA); Insituform North America, Inc. (INSU); Insituform Technologies, Inc. (INSUA); International Fibercom, Inc. (IFCI); Mastec, Inc. (MASX); Meadow Valley Corporation (MVCO); Naylor Industries, Inc. (NALR); Noxso Corporation (NOXO); A. J. Ross Logistics, Inc. (AJRL); and UTILX Corporation (UTLX).

                               SOLICITATION OF PROXIES

    The cost of soliciting proxies in the accompanying form will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586 to aid in the solicitation of proxies at a fee of approximately $5,000 plus out-of-pocket expenses.
Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Proxies may be solicited personally or by mail, telephone, telex, telegraph or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of Proxies will be paid by the Company.

                              PROPOSALS OF STOCKHOLDERS

    The Company intends to hold its 1998 Annual Meeting of Stockholders on approximately July 23, 1998. In order for proposals of stockholders to be considered for inclusion in the Proxy Statement and Proxy for the 1998 Annual Meeting of Stockholders, such proposals must be received by the Secretary of the Company no later than February 28, 1998.

                                  1997 ANNUAL REPORT

    A copy of the Company's 1997 Annual Report for the year ended
March 31, 1997, as filed with the Securities and Exchange Commission is being mailed with this Proxy Statement to each stockholder of record as of May 30, 1997. Any stockholder not receiving this report will be provided such report without charge by submitting a written request therefor addressed to Secretary, UTILX Corporation, P.O. Box 97009, Kent, Washington 98064-9709, (253) 395-0200 (telephone), (253) 395-1040 (facsimile).

                                       By Order of the Board of Directors



                                       Thomas L. Markl
                                       SENIOR VICE PRESIDENT AND SECRETARY

                                      APPENDIX A

                                  UTILX CORPORATION

              AMENDED AND RESTATED 1994 OPTION AND RESTRICTED STOCK PLAN

1.  DEFINITIONS

The following terms have the corresponding meanings for purposes of the Plan:

"Change of Control" means

    (a) a "Board Change." For purposes of the Plan, a Board Change shall have occurred if a majority of the seats (other than vacant seats) on the Corporation's Board of Directors (the "Board") were to be occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated. An "Incumbent Director" is a member of the Board who has been either (A) nominated by a majority of the directors of the Corporation then in office or (B) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the then outstanding shares of Common Stock (the "Outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors or (ii) 33% or more of either (A) the Outstanding Corporation Common Stock or
(B) the Outstanding Corporation Voting Securities, in the case of either (A) or
(B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Corporation, (y) any acquisition by any employee benefit plan (or related trust) sponsored by or maintained by the Corporation or any corporation controlled by the Corporation, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of the following subsection (c) are satisfied; or

    (c) approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

    (d) approval by the stockholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding the Corporation and any employee benefit plan (or related trust) of the Corporation or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be, beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Directors at the time of the execution of the initial agreement of action of the Board providing for such sale or other disposition of assets of the Corporation.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Committee" means the Committee or Committees provided for in Section 4, which shall administer the Plan.

"Common Stock" means common stock, par value $0.01 per share, of the Corporation.

"Corporation" means UTILX Corporation, a Delaware corporation.

"Designated Beneficiary" means any person designated in writing by a Participant as a legal recipient of payments due under an award in the event of the Participant's death or, in the absence of such designation, the Participant's estate. Such designation must be on file with the Corporation in order to be effective but, unless the Participant has made an irrevocable designation, may be changed from time to time by the Participant.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" of the Common Stock as of any trading day means the closing price of the Common Stock as reported on such trading day by the Nasdaq National Market. If no closing sales price is reported for the Common Stock on such trading day, then "Fair Market Value" shall mean the highest bid price reported for the Common Stock on such trading day by the National Quotation Bureau Incorporated or any similar nationally recognized organization. The Committee, at its sole discretion, shall make all determinations required by this definition.

"Incentive Stock Option" means an incentive stock option as defined in Section 422 of the Code.

"Maximum Annual Participant Grant" means the maximum number of shares with respect to which an option or options may be granted to any optionee Participant in any one fiscal year of the Corporation.

"Nonqualified Stock Option" means an Option that does not qualify as an Incentive Stock Option.

"Officer" means a duly elected officer of the Corporation as defined in the Corporation's By-Laws.

"Option" means an option to purchase shares of Common Stock granted pursuant to the Plan, whether an Incentive Stock Option or a Nonqualified Stock Option.

"Participant" means an employee or Officer who has received an award under the Plan.

"Plan" means this UTILX Corporation 1994 Option and Restricted Stock Plan.

"Related Corporation" (other than a parent corporation) means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Corporation is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" means any corporation in an unbroken chain of corporations ending with the Corporation if, at the time of the granting of the Option or Restricted Stock, each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

"Restricted Period" shall have the meaning set forth in Section 7(c).

"Restricted Stock" means the shares of Common Stock referred to in Section 7.

"Retirement" means the termination of the services of a Participant because of normal retirement or early retirement as may be approved by the Committee.

"Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

"Withholding Tax" means any tax, including any federal, state or local income tax or payroll tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to the transfer of shares of Common Stock as a result of the exercise of a Nonqualified Stock Option (as defined in Section 6(a)) or the award or vesting of Restricted Stock or stock grants.

2.  STOCK SUBJECT TO THE PLAN

On April 21, 1994, the effective date of the Plan, 600,000 shares of Common Stock were reserved for issuance upon the exercise of Options and for issuance of Restricted Stock awards under the Plan. On April 1, 1997 and on April 1 of each year thereafter until April 1, 2001, the number of shares of Common Stock that are available for issuance under the Plan shall be increased by an amount of 3.4% of the outstanding common shares on that date. Any unused portion of the available shares in any fiscal year, including those available as of April 1, 1997, are carried forward and available for grants and options in succeeding fiscal years. Shares issued upon the exercise of Options and for issuance of Restricted Stock may be authorized and unissued shares of Common Stock or previously outstanding shares of Common Stock then held in the Corporation's treasury. The maximum number of incentive stock options issuable under the 1994 Plan after May 30, 1997 is 900,000. The issuance of restricted shares is limited to 50,000 in any one fiscal year. If any Option granted under the Plan shall expire or terminate for any reason (including, without limitation, by reason of its cancellation, in whole or in part, pursuant to the provisions of
Section 6(c) or otherwise, or the substitution in place thereof of a new option) without having been exercised in full, the shares subject thereto shall again be available for the purposes of issuance under the Plan. If shares of Restricted Stock shall be forfeited and returned to the Corporation pursuant to the provisions of Section 7, such shares shall again be available for the purposes of issuance under the Plan to the extent permitted by Rule 16b-3.

3.  ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority, at its discretion, to determine the individuals to whom, and the time or times at which, Restricted Stock shall be awarded and Options shall be granted (including, without limitation, whether such Options shall be Incentive Stock Options or Nonqualified Stock Options or a combination thereof) and the number of shares to be covered by each such award or grant. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the Corporation's success and such other factors as the Committee, at its discretion, may deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of Restricted Stock and option agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations of the matters referred to in this Section 3 shall be conclusive. It is the intention of the Corporation that the Plan and the administration hereof comply in all respects with Rule 16b-3, and the rules and regulations promulgated thereunder, and if any Plan provision is later found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, at its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to persons who are subject to
Section 16 of the Exchange Act without so limiting or conditioning the Plan with respect to other persons.

4.  THE COMMITTEE

The Board shall designate a Committee (or Committees) of members of the Board. With respect to Options granted and Restricted Stock awarded to officers and directors who are subject to Section 16 under the Exchange Act, the Committee (or Committees) shall meet the requirements of Rule 16b-3.

The Committee shall be appointed by the Board, which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

5.  ELIGIBILITY

The Committee may award Restricted Stock and grant Options to employees or Officers of the Corporation or a Related Corporation. The award of Incentive Stock Options by the Committee is limited to employees of the Corporation and any Related Corporation. Any person eligible under the Plan may receive one or more grants of Options or one or more awards of Restricted Stock, or any combination thereof, as the Committee shall from time to time determine, and such determinations may be different as to different Participants and may vary as to different awards and grants.

6.  OPTION GRANTS

(a) The Committee is authorized under the Plan, at its discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options and the Options shall be designated as Incentive Stock Options or Nonqualified Stock Options in the applicable option agreement. The Maximum Annual Participant Grant shall be 100,000 shares, subject to adjustment as provided in Section 12. The purchase price of the Common Stock under each Option granted under the Plan shall be determined by the Committee, but shall be not less than 100% of the Fair Market Value of the Common Stock at the time such Option is granted.

(b) The Committee shall be authorized, at its discretion, to prescribe in the Option grant the installments, if any, in which an Option granted under the Plan shall become exercisable, provided that no Option shall be exercisable prior to the first anniversary of the date of grant thereof except as provided in Sections 6(c), (d), (g), (h) and (j) or except as the Committee otherwise determines. In no case may an Option be exercised for less than 10 shares at any one time (or the remaining shares covered by the Option if less than 10) during the term of the Option. The Committee shall also be authorized to establish the manner of the exercise of an Option. The term of each Option shall be not more than 10 years from the date of grant thereof.

In general, upon exercise, the Option price is to be paid in full in cash; however, the Committee can determine at the time the Option is granted for Incentive Stock Options or at any time prior to exercise for Nonqualified Stock Options, that additional forms of payment will be permitted. To the extent permitted by the Committee and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an Option may be exercised (i) in Common Stock owned by the Option holder having a Fair Market Value on the date of exercise equal to the aggregate Option price or in a combination of cash and stock; provided, however, that payment in stock shall not be made unless such stock shall have been owned by the Option holder for a period of at least six months prior thereto; or
(ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker designated by the Corporation, all in accordance with the regulations of the Federal Reserve Board, to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the exercise price and any Withholding Tax obligations that may arise in connection with the exercise. As a condition to the exercise of an Option, the Option holder shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

(c) In the event that a Participant's services for the Corporation or a Related Corporation shall cease and the termination of such individual's service is for cause, the Options shall automatically terminate upon first notification to the Option holder of such termination of services, unless the Committee determines otherwise, and such Option shall automatically terminate upon the date of such termination of services for all shares which were not purchasable upon such date. For purposes of this Section 6(c), "cause" is defined as a determination by the Committee that the Option holder has (i) committed a felony, (ii) engaged in an act or acts of deliberate and intentional dishonesty resulting or intended to result directly or indirectly in improper material gain to or personal enrichment of the individual at the Corporation's expense, or (iii) willfully disobeyed the Corporation's appropriate rules, instructions or orders, and such willful disobedience has continued for a period of 10 days following notice thereof from the Corporation.

In the event of the termination of the services of an Option holder because of Retirement or disability, the Option holder may (unless such Option shall have been previously terminated pursuant to the provisions of the preceding paragraph or unless otherwise provided in his or her Option grant) exercise such Option at any time prior to 24 months from the date of such termination, (i) in the event of disability or Retirement, to the extent of the number of shares covered by such Option, whether or not such shares had become purchasable by the Option holder at the date of the termination of his or her services and (ii) in the event of early retirement not approved by the Committee, to the extent of the number of shares covered by such Option at such time or times within 24 months from the date of such termination as such Option becomes purchasable by the Option holder in accordance with its terms.

In the event of the death of an individual to whom an Option has been granted under the Plan, while that individual is performing services for the Corporation or a Related Corporation, the Option theretofore granted to that individual (unless such Option shall have been previously terminated pursuant to the provisions of this Section 6(c) or unless otherwise provided in the Option grant) may, subject to the limitations described in Section 6(f), be exercised by that individual's Designated Beneficiary, by the legatee or legatees of the Option under that individual's last will, or by the individual's personal representatives or distributees, at any time within a period of 24 months after the individual's death, but not after the expiration of the Option, to the extent of the remaining shares covered by the Option whether or not such shares had become purchasable by such an individual at the date of his or her death.
In the event of the death of an individual (i) during the 24-month period following termination of his or her services or (ii) following termination of his or her services by reason of Retirement or disability, then the Option (if not previously terminated pursuant to the provisions of this Section 6(c) may be exercised during the remainder of such 24-month period or during the remaining term of the Option, respectively, by the individual's Designated Beneficiary, by the legatee or legatees under his or her last will, or by the individual's personal representative or distributee, but only to the extent of the number of shares purchasable by such individual pursuant to the provisions of Section 6(d) at the date of termination of his or her services.

In the event of the termination of the services of an Option holder, other than by reason of Retirement, disability or death, the holder may (unless his or her Option shall have been previously terminated pursuant to the provisions of this
Section 6(c) or unless otherwise provided in his or her Option grant) exercise such Option at any time within three months after such termination, but not after the expiration of the Option, to the extent of the number of shares covered by such Option that were purchasable by him or her at the date of the termination of his or her services, and such Option shall automatically terminate upon the date of such termination of services for all shares that were not purchasable upon such date.

Although an Option may be exercised after Retirement, disability, death or other termination under Section 422 of the Code, if the Option has been designated as an Incentive Stock Option, it must be exercised within three months after the date of Retirement or other termination or one year after the termination of employment due to disability in order to qualify for Incentive Stock Option tax treatment.

(d) Notwithstanding the foregoing provisions, the Committee may determine, at its sole discretion, in the case of any termination of services, that the holder of an Option may exercise such Option to the extent of some or all of the remaining shares covered thereby whether or not such shares had become purchasable by such an individual at the date of the termination of his or her services and may exercise such Option at any time prior to the expiration of the original term of the Option, except that such extension shall not cause any Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option without the consent of the Option holder. Options granted under the Plan shall not be affected by any change of relationship with the Corporation so long as the holder continues to be an employee or Officer of the Corporation or of a Related Corporation; however, a change in a participant's status from an employee to a nonemployee Officer shall result in the termination of an outstanding Incentive Stock Option held by such participant in accordance with
Section 6(c). The Committee, at its absolute discretion, may determine all questions of whether particular leaves of absence constitute a termination of services; provided, however, that with respect to Incentive Stock Options, such determination shall be subject to any requirements contained in the Code. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Corporation or any other person or interfere in any way with the right of the Corporation or any other person to terminate his or her employment or other services at any time.

(e) The date of grant of an Option pursuant to the Plan shall be the date specified by the Committee at the time it grants such Option, provided that such date shall not be prior to the date of such action by the Committee and that the price shall be determined in accordance with Section 6(a) on such date. The Committee shall promptly notify a grantee of an award and a written Option grant shall promptly be duly executed and delivered by or on behalf of the Corporation.

(f) In the event an Option holder is granted Incentive Stock Options that in the aggregate entitle the Option holder to purchase, in the first year such Options become exercisable (whether under their original terms or as a result of the occurrence of an Acceleration Event, as defined below), Common Stock of the Corporation or a Related Corporation having a Fair Market Value (determined as of the time such Options are granted) in excess of $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. Such limitation shall not apply if the Internal Revenue Service publicly rules, issues a private ruling to the Corporation, any Option holder of the Corporation or any legatee, personal representative or distributee of an Option holder or states in proposed, temporary or final regulations that provisions which allow the full exercise of an Option holder's Incentive Stock Options upon the occurrence of the relevant Acceleration Event do not violate Section 422(d) of the Code. An "Acceleration Event" means (i) a determination of the Committee to allow an Option holder to exercise his or her Options in full upon termination of his or her employment or other service as provided in Section 6(c) or (d),
(ii) the death of an Option holder while he or she is employed by the Corporation or a Related Corporation, (iii) any Change of Control, or (iv) the Option holder's termination of employment or other service under circumstances that will allow him or her to exercise Options not otherwise exercisable pursuant to
Section 6(j).

(g) Notwithstanding any contrary waiting period, installment period or other limitation or restriction in any Option agreement or in the Plan, in the event of a Change of Control, each Option outstanding under the Plan shall thereupon become exercisable at any time during the remaining term of the Option, but not after the term of the Option, to the extent of the number of shares covered by the Option, whether or not such shares had become purchasable by the Option holder thereunder immediately prior to such Change of Control, subject, however, to the limitations described in Section 6(f), by the Option holder.

(h) Anything in the Plan to the contrary notwithstanding, upon a Change of Control an Option holder (other than an Option holder who initiated a Change of Control in a capacity other than as an officer or a director of the Corporation) who is an officer or a director of the Corporation (within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to an Option that was granted at least six months prior to the date of exercise pursuant to this sentence shall, unless the Committee shall determine otherwise at the time of grant, surrender the Option to the Corporation and receive in cash an amount equal to the amount by which the fair market value of the Option on the date of exercise (determined as provided in Section 6(i)) shall exceed the purchase price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which the Option shall have been exercised.

Any other Option holder who is not an officer or director of the Corporation (within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to an Option shall, unless the Committee shall determine otherwise at the time of grant, have the right, in lieu of payment of the full purchase price of the shares of Common Stock being purchased under the Option and by giving written notice to the Corporation, to elect (within such 90-day period from and after a Change of Control) to surrender all or part of the Option to the Corporation and to receive in cash an amount equal to the amount by which the fair market value of the Option on the date of exercise (determined as provided in Section 6(i)) shall exceed the purchase price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which the right granted by this sentence shall have been exercised. Such written notice shall specify the Option holder's election to purchase shares of Common Stock granted under the Option or to receive the cash payment referred to in the immediately preceding sentence.

Notwithstanding the foregoing, this Section 6(h) shall be operative only in the event of a Change of Control in which the consideration to be paid does not consist solely of equity securities registered under Section 12 of the Exchange Act.

(i) For the purpose of determining the amount payable pursuant to Section 6(h), the "fair market value of the Option" will be equal to the higher of (x) the highest Fair Market Value of the Common Stock on any trading day during the 90-calendar-day period ending on the date of exercise and (y) whichever of the following is applicable:

         (i) the highest per share price paid in any tender or exchange offer that is in effect at any time during the 90 calendar days preceding the exercise of the limited right;

         (ii) the fixed or formula price for the acquisition of shares of Common Stock in a merger or similar agreement approved by the Corporation's stockholders or the Board, if such price is determinable on the date of exercise; or

         (iii) the highest price per share paid to any stockholder of the Corporation in a transaction or group of transactions giving rise to the exercisability of the Option. In no event, however, may the holder of an Incentive Stock Option receive an amount in excess of the maximum amount that will enable the Option to continue to qualify as an Incentive Stock Option without the consent of the Participant.

(j) Notwithstanding the foregoing provisions, the Option holder's employment or other contract with the Corporation may provide that upon termination of his or her employment or other services for other than cause or for "good reason" (as defined in his or her contract), all Options shall become immediately exercisable.

7.  RESTRICTED STOCK AWARDS

(a) Subsequent to April 1, 1997, the number of shares available for issuance as Restricted Stock Awards is limited to 50,000 in any one fiscal year.

(b) The consideration to be received for shares of Restricted Stock issued hereunder out of authorized but unissued shares or out of treasury shares shall be equal to cash in an amount equal to the par value thereof and past services for the Corporation. The recipient of Restricted Stock shall be recorded as a stockholder of the Corporation, at which time the Corporation, at its discretion, may either issue a Restricted Stock certificate or make a book entry credit in the Corporation's stock ledger to evidence the award of such Restricted Stock, and the Participant shall have, subject to the provisions hereof, all the rights of a stockholder with respect to such shares and receive all dividends or other distributions made or paid with respect to such shares; provided, that the shares themselves, and any new, additional or different shares or securities that the recipient may be entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Corporation, shall be subject to the restrictions hereinafter described.

(c) Except for 35,000 shares of Restricted Stock granted on or prior to April 21, 1994, during a period of years following the date of grant, as determined by the Committee, which period shall in no event be less than 12 months (the "Restricted Period"), the Restricted Stock or any rights thereto may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient, except in the event of the recipient's death or the transfer of the Restricted Stock or any rights thereto to the Corporation under the provisions of the next succeeding paragraph. In the event of the death or Retirement of the recipient during the Restricted Period, such restrictions shall immediately lapse, and the recipient or, in the case of the recipient's death, his or her Designated Beneficiary, the legatee under his or her last will or his or her personal representative or distributee shall be free to transfer, encumber or otherwise dispose of the Restricted Stock; provided, however, in the event of the early retirement of the recipient not approved by the Committee during the Restricted Period, such restrictions shall continue until they lapse in accordance with the terms of the grant.

Except as provided in Section 7(d), in the event that, during the Restricted Period, the service of the recipient by the Corporation or a Related Corporation is terminated for any reason (including termination with or without cause by the Corporation or a Related Corporation or resignation by the recipient), other than termination of service due to the Retirement or death of the recipient, then the shares of Restricted Stock held by him or her shall be forfeited to the Corporation and the recipient shall immediately transfer and return to the Corporation the certificates, if any have been issued to him or her, representing all the Restricted Stock and the recipient's rights as a stockholder with respect to the Restricted Stock shall cease, effective with such termination of service. Notwithstanding the foregoing, the recipient's service contract with the Corporation may provide that upon termination of his or her service for other than cause or for good reason, all Restricted Stock shall cease to be subject to such restrictions.

A recipient's rights to Restricted Stock may not be assigned or transferred except upon death by will, descent or distribution. In the event of an attempt by the recipient to sell, exchange, transfer, pledge or otherwise dispose of shares of Restricted Stock in violation of the provisions hereof, such shares shall be forfeited to the Corporation.

(d) Notwithstanding the Restricted Period contained in the grant of Restricted Stock, in the event of a Change of Control in which the consideration to be paid does not consist solely of equity securities registered under Section 12 of the Exchange Act, all restrictions on shares of Restricted Stock shall immediately lapse and such Restricted Shares shall become immediately transferable and nonforfeitable.

(e) Notwithstanding anything contained in the Plan to the contrary, the Committee may determine, at its sole discretion, in the case of any termination of a recipient's service, that the restrictions on some or all of the shares of Restricted Stock awarded to a recipient shall immediately lapse and such Restricted Shares shall become immediately transferable and nonforfeitable.

8.  WITHHOLDING TAXES

In connection with the transfer of shares of Common Stock as a result of the exercise of a Nonqualified Stock Option or the award of Restricted Stock or stock grants, the Corporation (a) shall not issue a certificate for such shares until it has received payment from the Participant of any Withholding Tax in cash or by the retention by the Corporation or acceptance by the Corporation upon delivery thereof by the Participant of shares of Common Stock sufficient in Fair Market Value to cover the amount of such Withholding Tax and (b) shall have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover any Withholding Tax. The Corporation shall have the right to withhold from any cash amounts due from the Corporation to the award recipient pursuant to the Plan an amount equal to the Withholding Tax. In either case, the Corporation shall make payment (or reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the Participant. For purposes of this Section 8, the value of shares of Common Stock so retained or surrendered shall be equal to the Fair Market Value of such shares on the date that the amount of the Withholding Tax is to be determined (the "Tax Date"), and the value of shares of Common Stock so sold shall be the actual net sale price per share (after deduction of commissions) received by the Corporation.

Notwithstanding the foregoing, the Participant may elect, subject to approval by the Committee, to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Corporation with funds sufficient to enable the Corporation to pay such Withholding Tax or by having the Corporation retain or accept upon delivery thereof by the Participant shares of Common Stock sufficient in Fair Market Value to cover the amount of such Withholding Tax. Each election by a Participant to have shares retained or to deliver shares for this purpose must be in writing and made on or prior to the Tax Date.

9.  TRANSFERABILITY AND OWNERSHIP RIGHTS OF OPTIONS

Options granted under the Plan may be exercised during a Participant's lifetime only by the Participant and options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) except to the extent permitted by the Committee and by Rule 16b-3 and Section 422 of the Code.

10. HOLDING PERIODS

(a) If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of an Option within six months after the date the Option was granted, such sale may result in short-swing profit recovery under Section 16(b) of the Exchange Act.

(b) In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, an Option holder must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the date of grant of the Option and one year from the date of exercise. An Option holder may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Committee may require an Option holder to give the Corporation prompt notice of any disposition in advance of the required holding period of shares of Common Stock acquired by exercise of an Incentive Stock Option. Tax advice should be obtained when exercising any Option and prior to the disposition of the shares issued upon the exercise of any Option.

11. RULE 16B-3 COMPLIANCE AND BIFURCATION OF PLAN

It is the intention of the Corporation that, if any of the Corporation's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such section, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, at its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are Officers and Directors subject to
Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Except as otherwise provided in Section 6(g) and (h), in the event of any changes in the outstanding stock of the Corporation by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to stockholders other than cash dividends, the Committee shall make such adjustments, if any, in light of the change or distribution as the Committee, at its sole discretion, shall determine to be appropriate in the number and class of shares or rights subject to Options and the exercise prices of the Options covered thereby. In the event of any such change in the outstanding Common Stock of the Corporation, the aggregate number and class of shares available under the Plan, the Maximum Annual Participant Grant set forth in Section 6, the maximum number of shares as to which Options may be granted and the maximum number of shares of Restricted Stock that may be awarded shall be appropriately adjusted by the Committee.

13. AMENDMENT AND TERMINATION

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no awards of Restricted Stock or Options shall be made after, April 21, 2004; provided, however, that such termination shall have no effect on awards of Restricted Stock or Options made prior thereto. The Plan may be terminated, modified or amended by the stockholders of the Corporation. The Board may also terminate the Plan, or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects; however, to the extent required for compliance with Rule 16b-3, Section 422 of the Code or other applicable law or regulation, stockholder approval will be required for any amendment that will (a) materially increase the total number of shares as to which Options may be granted or that may be issued as Restricted Stock,
(b) materially change the class of persons eligible to receive awards of Restricted Stock and grants of Options, (c) materially increase the benefits accruing to participants under the Plan, or (d) otherwise require stockholder approval under any applicable law or regulation. The amendment or termination of the Plan shall not, without the consent of the recipient of any award under the Plan, alter or impair any rights or obligations under any award theretofore granted under the Plan.

14. INDEMNIFICATION

In addition to all other rights of indemnification they may have as Directors of the Corporation or as members of the Committee, members of the Board and the Committee shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type and nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, any Option granted, Restricted Stock or stock grants awarded hereunder and against all amounts paid by them in settlement thereof (if such settlement is approved by independent legal counsel selected by the Corporation); provided, however, that if such member or members are adjudged liable for willful misconduct, the indemnification provisions of this Section 14 shall not apply to expenses that relate to matters involving such willful misconduct. This indemnification shall apply only if such member or members notify the Corporation of such action, suit or proceeding in writing, within 14 days after institution of any such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend any such action.

15. EFFECTIVENESS OF THE PLAN

The Plan shall become effective on April 21, 1994. The Committee may at its discretion authorize the awarding of Restricted Stock and the granting of Options, the issuance or exercise of which, respectively, shall be expressly subject to the conditions that (a) the shares of Common Stock reserved for issuance under the Plan shall have been duly listed, upon official notice of issuance, upon each stock exchange in the United States upon which the Common Stock is traded and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall have become effective.

               PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF

                                UTILX CORPORATION

               1997 ANNUAL MEETING OF STOCKHOLDERS - JULY 24, 1997

     The undersigned hereby appoints William M. Weisfield, Craig E. Davies and Thomas L. Markl, and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common Stock, $0.01 par value, of UTILX Corporation which the undersigned may be entitled to vote at the 1997 Annual Meeting of Stockholders to be held at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th Street, Kent, Washington 98032, on Thursday, July 24, 1997, at 3:00 p.m., Pacific Daylight Time, and at any other adjournment of such meeting, hereby revoking any proxies heretofore given, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

     If no direction is given, this proxy will be voted FOR proposals 1, 2, and 3.

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE
                                             SEE REVERSE SIDE

/X/  Please mark your votes as in this example.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.


                                        FOR            WITHHELD
1.   Election of both Nominees.         / /              / /

NOMINEES: John W. Ellis and Robert E. Runice for three (3) year terms expiring in 2000.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

______________________________

2. To approve, consider and vote upon a proposal to amend the 1994 Option and Restricted Stock Plan.

                                        FOR       AGAINST        ABSTAIN

                                        / /         / /            / /


3. To ratify and approve the appointment of Coopers & Lybrand as independent auditors for the Company for fiscal year 1998.

                                        FOR       AGAINST        ABSTAIN

                                        / /         / /            / /





Signature(s) _______________________________________  Date_____________________
Note:     Please sign exactly as name appears hereon.  Joint owners should each sign and date. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.